Exhibit 99.2
News Release

Media Contact:	Paul Rosengren 973-430-5911

Investor Contact:	Mort Plawner 973-430-6474
PSEG CHAIRMAN SAYS STAND-ALONE OUTLOOK FOR PSEG IS STRONG
Ferland Reaffirms 2006 Earnings Guidance of $3.45 to $3.75 Per Share,
Issues Preliminary 2007 Guidance of $4.60 to $5.00 Per Share
(September 14, 2006 — Newark, N.J.) — E. James Ferland, the chairman and CEO of PSEG, said today that, while he was disappointed the plan to merge with Exelon would not be completed, the business outlook for his company is strong.
“The merger would have provided strategic benefits for PSEG and real benefits for New Jersey,” said Ferland. “It is unfortunate that our intense effort to reach a comprehensive settlement with the state’s Board of Public Utilities was not successful. We simply could not achieve agreement on issues ranging from market power mitigation to electric and gas rate concessions.”
Ferland emphasized, however, that PSEG’s current stand-alone business outlook is one of the most positive in the company’s history, given the favorable pricing in energy markets and improvements in the performance of our own Salem and Hope Creek nuclear plants. “In addition, the company took strong steps over the last two years to improve our financial stability and reduce our international exposure,” he said.
Ferland added: “While the combination of PSEG and Exelon would have produced strong results in the years ahead, I want to assure all our important constituents — including investors, customers, vendors, employees, and the communities we serve — that our prospects on a stand-alone basis are bright and our commitment to our constituencies remains as solid as ever.”
Ferland reaffirmed earnings guidance for 2006 of $3.45 to $3.75 per share and projected double-digit growth in the next several years. He provided preliminary earnings guidance for 2007 of $4.60 to $5.00 per share. He said the company would provide more details on this guidance in an investor/media teleconference scheduled for September 20. He added the company is also planning an investor/media conference for later in the year to provide a comprehensive strategic and earnings update for 2007 and beyond. Details about both events will be announced at a later time.
Ferland said the improvements in PSEG’s nuclear facilities reflect the success of the Nuclear Operating Services Agreement with Exelon that was implemented in January, 2005. “Both Salem and Hope Creek are showing gains in the areas of safety and reliability while producing significantly more electricity,” he said. “The operating agreement with Exelon has already reaped tremendous results, and we intend to keep the positive momentum going.”
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The nuclear operating services agreement with Exelon remains in effect through January 17, 2007. PSEG has options to renew the agreement for up to three years. “We plan to keep the Exelon team in place while we evaluate our strategic options for our nuclear facilities in the future,” Ferland added.
Ferland said PSE&G, the utility business, would continue seeking much-needed rate relief in its gas and electric delivery base rate cases currently pending before the New Jersey Board of Public Utilities (BPU).
“We have a reputation for having a cooperative and effective relationship with state regulators,” Ferland emphasized. “We will work with the BPU to resolve these cases as reasonably and as quickly as possible. This rate relief will allow us to continue to invest in our gas and electric infrastructure to assure our customers safe and reliable service.”
Ferland also thanked PSEG’s 9,500 employees for their hard work on the merger and for keeping a focus on safety and quality during a prolonged period of uncertainty. “Our employees are the reason this company faces the future in great shape. Despite conditions that were far from ideal, they stayed focused on the basics and strengthened the long-term prospects of the company.”
Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.
Forward-Looking Statement
Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel, capacity and electricity; changes in the markets for electricity and other energy-related commodities; changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital markets and equity markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. For further information, please refer to our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.
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